Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and Release (“Separation Agreement”) is entered into by Guy Marsala (hereinafter “Employee”) and Medbox, Inc., (hereinafter “Medbox ).

1.	TERMS OF EMPLOYMENT AND MODIFICATION OF EMPLOYMENT AGREEMENT

Employee has been employed as the President and Chief Executive Officer of Medbox, Inc. pursuant to a written Employment Agreement effective July 23, 2014, as amended December 16, 2014 (“Employment Agreement”), a copy of which is attached hereto as Exhibit “A.” Employee and Medbox hereby agree that this Separation Agreement modifies and supersedes the Employment Agreement, except as to paragraphs 8, 9, 11, 12, 14, 15, 16, 19, and 20 of the Employment Agreement, which paragraphs remain in full force and effect.

Employee and Medbox agree that Employee’s employment and tenure as a Director or officer with Medbox and any of its subsidiaries and affiliates shall end on June 30, 2015.

2.	EMPLOYMENT DUTIES

Until June 30, 2015, Employee shall have limited day-to-day responsibilities for the operation of Medbox and will not be required to work out of the corporate office during his term of employment under this Separation Agreement. Employee shall: (1) upon 3 days advance notice, attend meetings and hearings as reasonably requested by the Chairman of the Board of Directors of Medbox (“Chairman”); (2) execute such documents on behalf of Medbox as may be reasonably requested by the Chairman; and (3) perform such duties as may be reasonably assigned by the Chairman.

3.	PAYMENT OF EMPLOYEE BY MEDBOX

(a) On the 8th day following Employee’s execution of this Agreement, if this Agreement has not been revoked pursuant to paragraph 8, Employee shall be entitled to receive $500,000 in severance pay (“severance pay”), payable in equal monthly installments of $30,000, commencing in July, payable in accordance with normal payroll cycles, until the severance pay shall have been paid in full. All payments to Employee shall be made payable to Go2Guy4Results, Inc. In the event of a change in control, all remaining severance payments will be made to Employee as of the Change of Control date. For the purposes of this Separation Agreement, “Change in Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Securities Exchange Act) or group of persons acting in concert together becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Securities Exchange Act), or obtains the right to acquire beneficial ownership, directly or indirectly, of securities of Medbox representing fifty percent (50%) or more of the total voting power represented by Medbox’s then outstanding voting securities, provided that such person or group is not currently in such a position as of the date of execution of this Separation Agreement by Medbox; (ii) consummation of the sale, lease or other disposition by Medbox of all or substantially all of Medbox’s assets (including any equity interests in subsidiaries); or (iii) the consummation of a merger, consolidation, business combination, scheme of arrangement, share exchange or similar transaction involving Medbox and any other corporation (“Business Combination”), other than a Business Combination which would result in the voting securities of

Medbox outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of Medbox or such surviving entity or its parent outstanding immediately after such Business Combination or (v) any combination of the foregoing.

(b) On the 8th day following the execution of this Separation Agreement, if the Separation Agreement has not been revoked pursuant to Paragraph 8, Employee shall be granted non-qualified stock options valued at $335,275 as of the date of Employee’s execution of this Separation Agreement. These options shall be fully vested upon issuance.

(c) All documentation related to Restricted Stock Units previously awarded to Employee in 2014 in the amount of 72,753 units shall be fully completed and issued to Employee no later than July 7, 2015.

4	RELEASE

A.	By Employee

In consideration for the promises made by Medbox in this Separation Agreement, Employee does hereby release and forever discharge Medbox, its successors, assigns, employees, officers, directors, owners, representatives, shareholders, attorneys, agents, servants, parents, subsidiaries, divisions, and affiliated companies, and their successors, assigns, employees, officers, directors, owners, representatives, shareholders, attorneys, agents, servants, parents, subsidiaries, divisions, and affiliated companies, whether current or former (“Medbox Released Parties”), of and from any and all claims, demands, counterclaims, liabilities, obligations, suits or causes of action of any kind or nature whatsoever which the Employee may have had, or may now have, relating to matters occurring on or before the date of execution of this Separation Agreement (“Medbox Released Claims”). Without limiting in any way the generality of the foregoing, the Employee specifically releases the Released Parties from any claims, demands, counterclaims, liabilities, obligations, causes of action or suits arising:

(a) Out of or in any manner related to the employment or termination of employment with Medbox of the Employee;

(b) Under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e-5;

(c) Under the Americans With Disabilities Act of 1990, 42 U.S.C.

Subsection 12101, et seq.;

(d) Under the Age Discrimination in Employment Act, 29 U.S.C.

Section 621 et. seq. and the Older Workers Benefit Protection Act, 29 U.S.C. section 626(f);

(e) Under any and all federal, state or local discrimination statutes, laws, ordinances, regulations or Executive Orders including but not limited to the California Fair Employment and Housing Act, California Government Code Section 12900, et seq.;

(f) Under the Family and Medical Leave Act (“FMLA”’), and California Family Rights Act (“CFRA”);

(g) Under any exception to the employment-at-will doctrine, including any common-law theory sounding in tort, contract, or public policy;

(h) Under the provisions of any state or local wage and hour law or ordinance;

(i) Under the National Labor Relations Act. as amended. 29 U.S.C.

Subsection 141, et seq.;

(j) Under the California Labor Code;

(k) Under any common-law theory of recovery.

B.	By Medbox

In consideration for the promises made by Employee in this Separation Agreement, Medbox does hereby release and forever discharge Employee and his heirs, assigns, and executors, and each of them (“Employee Released Parties”) of and from any and all claims, demands, counterclaims, liabilities, obligations, suits or causes of action of any kind or nature whatsoever, including statutory and common law claims, which Medbox may have had, or may now have, relating to the matters occurring on or before the date of execution of this Separation Agreement (“Employee Released Claims”).

C.	Waiver of Known and Unknown Claims

It is Employee’s and Medbox’s intention that the execution of this Separation Agreement will forever bar every claim, demand, action, cause of action, and charge described earlier in this Separation Agreement. Because this is Employee’s and Medbox’s intention. Employee and Medbox understand and for valuable consideration hereby expressly waive and relinquish all of the rights and benefits of Section 1542 of the California Civil Code, which section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in [his] [its] favor at the time of executing the release, which if known by [him] [it] must have materially affected [his| [its] settlement with the debtor.”

Employee and Medbox expressly declare and represent that they have read this Paragraph 3, that they fully understand the effect of this waiver of the rights and benefits of Civil Code Section 1542 and that they knowingly, freely and voluntarily waive and relinquish such rights and benefits.

5.	WARRANTIES

Employee warrants, with the understanding that such warranty is material to this transaction, that he has not asserted, and no person or entity has asserted on his behalf, any claim of any kind with any federal, state or local judicial or administrative agency or body arising out of, or related in any way to. his employment with Medbox or regarding any of the Medbox Released Parties herein.

6.	COVENANT NOT TO SUE

By Employee

Employee specifically agrees that he will not in the future file any complaint, charge or lawsuit based on actions or omissions released herein against Medbox or any of the Medbox Released Parties, with any court; nor will he file any complaint or charge seeking individual relief with any local, state or federal governmental agency, except nothing in this Separation Agreement shall affect the U.S. Equal Employment Opportunity Commission’s (“EEOC”) or the California Department of Fair Employment & Housing’s (“DFEH”), or any other local or state agency’s rights and responsibilities to enforce Title VII of the Civil Rights Act of 1964 as amended, the Fair Employment & Housing Act or any other applicable law, nor shall anything in this Separation Agreement be construed as a basis for interfering with Employee’s protected right to file a charge with, or participate in an investigation or proceeding conducted by the EEOC, DFEH, or any other state, federal or local government entity; except that, if the EEOC or DFEH or any other state, federal or local government entity commences a lawful investigation or issues a complaint on Employee’s behalf. Employee specifically waives and releases his right, if any to recover any monetary or other benefits of any sort whatsoever arising from any such investigation.

By Medbox

Medbox specifically agrees that it will not in the future file any complaint, charge or lawsuit based on actions or omissions released herein against Employee or any of the Employee Release Parties, with any court or local, state or federal government agency.

Defense

This Separation Agreement may be pleaded as a full and complete defense to any action, suit, administrative claim or other proceeding that may be instituted, prosecuted or attempted in breach of this Separation Agreement. Employee and Medbox agree that if they file any complaint, charge or lawsuit in violation of Paragraphs 4 and 6 of this Separation Agreement, the breaching party shall be entitled to recover from the non breaching party its or his costs and expenses incurred in defense of such complaint, charge or lawsuit, including reasonable attorneys’ fees. Further, in the event it becomes necessary for Medbox or Employee to bring legal action to enforce the terms hereof, whether for injunctive relief or damages or both. Employee and Medbox agree that the prevailing party shall be entitled to recover from the other party its or his costs and expenses incurred in such action, including reasonable attorneys” fees.

7.	COMPANY DOCUMENTS AND PROPERTY

Employee warrants and agrees, with the understanding that such warranty and agreement are material to this transaction, that at the end date of his employment as set forth in Paragraph 1 of this Separation Agreement, he will return to Medbox all business or financial or personnel records or documents relating to any financial or business activity of Medbox or its employees which may have been in his possession or control at the time of execution of this Separation Agreement, including but not limited to, any computer-generated or computer-stored information, and that he will not retain any copies of such documents, recordings, software, disks, floppies, or other form of data storage.

Employee also agrees to provide to Medbox at the end of his employment as set forth in Paragraph 1 of this Separation Agreement, if he has not earlier done so: (a) all passwords or other codes necessary for Medbox to gain access to any and all software or data maintained or stored in the Medbox’s computer system; (b) all keys or other security passes or devices to any of Medbox’s offices or facilities; (c) all Medbox company credit cards in his possession; and (d) all other property provided for use during employment, if any.

8.	OLDER WORKERS BENEFIT PROTECTION ACT

It is the intention of the parties that the releases contained in this Separation Agreement apply to all claims for any kind against Medbox and its employees. In order to comply with the Older Workers Benefit Protection Act [29 U.S.C. Section 626(f)] and effectuate the release by Employee of any potential claims under the federal Age Discrimination in Employment Act, Employee agrees as follows:

a. He has carefully reviewed the foregoing Separation Agreement, and understands the terms and conditions it contains;

b. He is hereby advised of her right to consult any attorney to review this Separation Agreement before executing it;

c. He does not waive any rights or claims that may arise after the date this Separation Agreement is executed;

d. He is receiving consideration beyond anything of value to which he is already entitled;

e. By entering into this Separation Agreement, he is giving up potential valuable legal rights, and he intends to be bound by all the terms and conditions set forth above;

f. He is entering into this Separation Agreement freely, knowingly, and voluntarily;

g. He has had twenty-one (21) days to consider whether to agree to the terms and conditions set forth in this Separation Agreement;

h. For a seven (7) day period following his execution of this Separation Agreement, he may revoke this Separation Agreement by delivering a written revocation to Medbox, and this Separation Agreement shall not become effective nor enforceable until the revocation period has expired; and

9.	NO REINSTATEMENT AND/OR FUTURE EMPLOYMENT

Employee agrees he will not apply for reinstatement or future employment with the Released Parties and this Separation Agreement provides cause to decline to offer and/or terminate any such future employment.

10.	CONFIDENTIAL INFORMATION, NONSOLICITATION AND COOPERATION

The terms of Paragraph 8 of the Employment Agreement concerning confidential information, nonsolicitation, and cooperation will remain in full force and effect.

11.	UNDERSTANDING OF SEPARATION AGREEMENT

The parties hereto acknowledge that they have fully read and considered the contents of this Separation Agreement, and that they have had the opportunity to consult with and receive independent legal advice from counsel of their choice regarding the advisability hereof. Employee is hereby advised to consult and seek the advice of an attorney. The parties fully, completely and totally comprehend the provisions hereof and are in full agreement with each and every one of its terms, conditions, and provisions.

12.	NO RELIANCE

Employee agrees that no promise or agreement not herein expressed has been made by Medbox or any representative thereof; that this Separation Agreement is not executed in reliance upon any statement or representation made by Medbox or by any person employed by or representing Medbox; that the mutual promises contained in this Separation Agreement are the sole and only consideration for this Separation Agreement and are accepted in full compromise and settlement and in satisfaction of any and all Medbox Released Claims.

13.	NON DISPARAGEMENT

The terms of Paragraph 16 of the Employment Agreement concerning non disparagement will remain in full force and effect.

14.	POSITIVE REFERENCES

Medbox shall provide Employee with truthful positive references to third parties. Employee agrees that requests for references shall be directed to Mitch Lowe.

15.	DIRECTORS AND OFFICERS INSURANCE AND INDEMNIFICATION

While an employee and after Employee’s employment has been terminated. Employee will continue to be covered on all Medbox D&O insurance policies for all current and future litigation and claims brought against Employee related to services performed as an employee, officer, or director of Medbox or any of its affiliates, subsidiaries, or related companies, to the extent such policies provide coverage. Employee will be provided with a copy of all such policies and all riders to those policies.

Medbox agrees and acknowledges that Employee will continue to be defended and indemnified for all current and future litigation and claims brought against Employee related to services performed as an employee, officer, or director of Medbox, or any of its affiliates, subsidiaries or related companies to the full extent allowed by law.

The Indemnification Agreement effective July 23, 2014 (“Indemnification Agreement”) that was entered into by the parties, a copy of which is attached hereto as Exhibit “B,” remains in effect.

16.	NO ADMISSION

This Separation Agreement is not to be construed as an admission of liability by Medbox. Any and all liability is expressly denied by Medbox.

17.	TERMS CONTRACTUAL

The terms of this Separation Agreement are contractual and not mere recitals.

18.	UNKNOWN OR DIFFERENT FACTS OR LAW

The parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law they know or believe to exist with respect to a released claim. They agree, nonetheless, that this Separation Agreement and Releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or law.

19.	SEVERABILITY

Should it be determined by a court that any term of this Separation Agreement is unenforceability, that term shall be determined to be deleted. However, validity and enforceability of the retaining terms shall not be affected by the deletion of the unenforceable terms.

20.	MODIFICATIONS

This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

21.	ENTIRE AGREEMENT

The parties to this Separation Agreement declare and represent that no promise, inducement or agreement not herein discussed has been made between the parties, and that this Separation Agreement contains the entire expression of agreement between the parties on the subjects addressed herein, except as follows:

(1) Paragraphs 8. 9, 11, 12, 14, 15, 16, 19, and 20 of the Employment Agreement effective July 23, 2014, a copy of which is attached hereto as Exhibit “A,” remain in effect.

(2) The Indemnification Agreement, effective July 23, 204, referred to in Paragraph 15 of this Separation Agreement, a copy of which is attached hereto as Exhibit “B,” remains in effect.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

WHEREFORE, the parties have voluntarily executed this Separation Agreement on the dates shown below.

Date: June 29, 2015	GUY MARSALA Employee

/s/ Guy Marsala

Date: June 30, 2015	MEDBOX, INC.
Ned L. Siegel
Chairman of the Board

/s/ Ned Siegel